Exhibit 99.2

AMENDMENT TO

ARCIMOTO, INC.

2022 OMNIBUS STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) is made as of June 16, 2023 (the “Effective Date”) to the ARCIMOTO, INC. 2022 OMNIBUS STOCK INCENTIVE PLAN (as amended, the “Plan”).

1. All capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Plan.

2. On and after the Effective Date, the Plan shall be amended as hereinafter set forth:

a.	Section 3(a) of the Plan is hereby amended by deleting the number “two million (2,000,000)” in the first sentence thereof and substituting therein in its entirety “three and a half million (3,500,000)”.

3. Except as expressly modified by this Amendment, all of the terms and conditions of the Plan shall continue unchanged in full force and effect.

[Signature page follows]

As approved by the Board of Directors of Arcimoto, Inc. on April 19, 2023.

ARCIMOTO, INC.

By:	/s/ Christopher W. Dawson
Name:	Christopher W. Dawson
Title:	Chief Executive Officer

[Amendment to Arcimoto, Inc. 2022 Omnibus Stock Incentive Plan]